EXHIBIT 10.3
EXECUTION COPY
EMPLOYMENT AGREEMENT
     EMPLOYMENT AGREEMENT (“Agreement”) dated as of November 30, 2006 by and between GMAC LLC (the “Company”) and William Muir (the “Executive”) (each a “Party” and together, the “Parties”).
     WHEREAS, the Executive has been employed by General Motors Acceptance Corporation (“GMAC”) as President, GMAC and Chairman, GMAC Insurance Group;
     WHEREAS, a Purchase and Sale Agreement, dated as of April 2, 2006, was entered into between FIM Holdings LLC (“Holdings”), GMAC, General Motors Corporation, and the other parties thereto (the “Purchase Agreement”);
     WHEREAS, prior to the Closing Date (as defined in the Purchase Agreement), GMAC shall be converted into the Company;
     WHEREAS, the Parties desire the Executive to continue employment with the Company upon the terms set forth herein.
     Accordingly, the Parties agree as follows:
     1. Employment and Acceptance. The Company shall employ the Executive, and the Executive shall accept employment, subject to the terms of this Agreement, on the Closing Date (the “Effective Date”).
     2. Term. Subject to earlier termination pursuant to Section 5 of this Agreement, this Agreement and the employment relationship hereunder shall continue from the Effective Date until December 31, 2011. As used in this Agreement, the “Term” shall refer to the period beginning on the Effective Date and ending on the earlier of (i) December 31, 2011 or (ii) the date the Executive’s employment terminates in accordance with Section 5 below. In the event that the Executive’s employment with the Company terminates, the Company’s obligation to continue to pay, after the date of termination, Base Salary (as defined below), Bonus (as defined below) and other unaccrued benefits shall terminate except as may be provided for in Section 5 below.
     3. Duties and Title.
          3.1 Title. The Company shall employ the Executive to render exclusive and full-time services to the Company and its subsidiaries. The Executive shall serve in the capacity of President, and shall report directly to the Board of Directors of the Company (the “Board”) and the Chief Executive Officer of the Company.
          3.2 Duties. The Executive will have such authority and responsibilities and will perform such executive duties customarily performed by a President of a company in similar lines of business as the Company and its subsidiaries or as may be reasonably assigned to the Executive by the Board. The Executive will devote substantially all of his full working-time and attention (other than due to physical or mental incapacity) to the performance of such duties and to the promotion of the business and interests of the Company and its subsidiaries. Provided that the following activities do not materially interfere with the Executive’s duties and responsibilities as President (as determined by the Company), the Executive may (i) with the prior written consent of the Board (which shall not be unreasonably withheld), serve on boards, committees and commissions of charitable organizations, (ii) manage his personal investments, and (iii) with the prior written consent of the Board (which shall not be unreasonably withheld), serve on the boards of directors of other companies.
     4. Compensation and Benefits by the Company. As compensation for all services rendered pursuant to this Agreement, the Company shall provide the Executive the following during the Term:
          4.1 Base Salary. The Company will pay to the Executive an annualized base salary of not less than $850,000, payable in accordance with the customary payroll practices of the Company (“Base Salary”). The Base Salary shall be reviewed no less frequently than annually for purposes of increase, such increase, if any, to be determined in the sole discretion of the Board or the compensation committee of the Board (the “Compensation Committee”).
          4.2 Retention Bonus. The Company will pay to the Executive a retention bonus of $700,000 (the “Retention Bonus”), payable in four (4) equal quarterly installments, the first of which to occur three (3) months following the Effective Date, subject to the Executive’s continued employment with the Company on the date of each installment, except as set forth in Section 5.2.
          4.3 Bonuses. The Executive shall be eligible to receive an annual bonus (“Bonus”) under a plan established by the Company based upon achievement of performance targets and key measures determined by the Board or the Compensation Committee. The Executive’s target bonus shall be $1,150,000 (the “Target Bonus”), with the actual amount of each Bonus being determined by the Board or the Compensation Committee in accordance with the applicable plan and formula.
          4.4 Long-Term Incentive Compensation.
               (a) Subject to the terms of the Company’s Long-Term Phantom Interest Plan (the “Phantom Interest Plan”) and an award agreement, the Executive shall be granted on, or as soon as practicable following, the Effective Date an award with an Award Percentage (as defined in the Phantom Interest Plan) equal to 0.075% payable, subject to the Executive’s continued employment with the Company (except as set forth in Section 5.2 hereof), as soon as practicable following the third anniversary of the date of grant (the “Payment Date”). In addition, subject to his continued employment with the Company (except as set forth in Section 5.2 hereof), on the third anniversary of the date of grant, or as soon as practicable thereafter, the Executive shall be granted an additional award with an Award Percentage equal to 0.075% payable, subject to the Executive’s continued employment with the Company, as soon as practicable following the third anniversary of the date of the grant of such award.
               (b) Subject to the terms and conditions set forth on Exhibit A attached hereto, the Amended and Restated Limited Liability Company Operating Agreement of the Company, and the GMAC Management LLC Class C Membership Interest Plan and award agreement, the Executive shall be granted on, or as soon as practicable following, the Effective Date, directly or indirectly, 0.30% of the Class C Membership Interests of the Company.
          4.5 Participation in Employee Benefit Plans. The Executive shall be entitled, if and to the extent eligible, to participate in all of the applicable benefit plans and perquisite programs of the Company, which may be available to other senior executives of the Company, on the same terms as such other executives. The Executive shall be entitled to the same perquisites the Executive was entitled to receive immediately prior to the Effective Date; provided that such perquisites may be modified or terminated to the same extent modified or terminated for other senior executives of the Company. The Company may at any time or from time to time amend, modify, suspend or terminate any employee benefit plan, program or arrangement for any reason without the Executive’s consent if such amendment, modification, suspension or termination is consistent with the amendment, modification, suspension or termination for other executives of the Company.
          4.6 Vacation. The Executive shall be entitled to five (5) weeks of paid vacation. The Executive shall not be entitled to payment for unused vacation days upon the termination of his employment except as set forth in Section 5 below. The carry-over and accrual of vacation days shall be in accordance with Company policy.
          4.7 Expense Reimbursement. The Executive shall be entitled to receive reimbursement for all appropriate business expenses incurred by him in connection with his duties under this Agreement in accordance with the policies of the Company as in effect from time to time.
     5. Termination of Employment.
          5.1 By the Company for Cause or by the Executive Without Good Reason or Due to Death or Disability. If: (i) the Executive’s employment terminates due to his death; (ii) the Company terminates the Executive’s employment with the Company for Cause (as defined below); (iii) the Company terminates the Executive’s employment with the Company due to the Executive’s Disability (as defined below); or (iv) the Executive terminates his employment without Good Reason (as defined below) the Executive or the Executive’s legal representatives (as appropriate), shall be entitled to receive the following:
               (a) the Executive’s accrued but unpaid Base Salary to the date of termination and any employee benefits that the Executive is entitled to receive pursuant to the employee benefit plans of the Company and its subsidiaries (other than any severance plans) in accordance with the terms of such employee benefit plans;
               (b) the unpaid portion of the Bonus, if any, relating to any calendar year prior to the calendar year of the Executive’s death, termination due to Disability, termination by the Company for Cause or by the Executive without Good Reason, payable in accordance with Section 4.3 above;
               (c) payment for accrued unused vacation days, payable in accordance with Company policy; and

               (d) expenses reimbursable under Section 4.6 above incurred but not yet reimbursed to the Executive to the date of termination.
          For the purposes of this Agreement, “Disability” means a determination by a licensed physician in accordance with applicable law that as a result of a physical or mental injury or illness, the Executive is unable to perform the essential functions of his job with or without reasonable accommodation for a period of (i) one hundred twenty (120) consecutive days or (ii) one hundred eighty (180) days in any one (1) year period (the “Disability Date”). Either the Executive or the Company may request that a licensed physician be selected. The licensed physician shall be mutually and reasonably selected by the Company and the Executive (or his legal representative); provided, that if a licensed physician is not mutually selected within ten (10) business days following a request for a licensed physician, the Company shall select a licensed physician in good faith.
          For the purposes of this Agreement, “Cause” means, as determined by the Board, (i) indictment of the Executive for a felony; (ii) conduct by the Executive in connection with his employment duties or responsibilities that is fraudulent or grossly negligent, (iii) willful misconduct on an ongoing basis after written notice from the Company or any of its subsidiaries to the Executive, (iv) the Executive’s contravention of specific written lawful directions related to a material duty or responsibility which is directed to be undertaken from the Board or the person to whom the Executive reports which is not cured within 20 days of the Executive’s receipt of written notice of such contravention; (v) breach of the Executive’s covenants set forth in Section 6 below; (vi) any acts of dishonesty by the Executive resulting or intending to result in personal gain or enrichment at the expense of the Company, its subsidiaries or affiliates; or (vii) the Executive’s continued failure to comply with a material policy of the Company, its subsidiaries or affiliates after receiving notice from the Board or the Chief Executive Officer of the Company of such failure to comply. An act or failure to act shall not be “willful” if the Executive reasonably believed that such action or inaction was in the best interests of the Company. A termination for “Cause” shall be effective immediately (or on such other date set forth by the Board).
          For the purposes of this Agreement, “Good Reason” means, without the Executive’s consent, (i) a reduction in Base Salary or bonus; provided that, the Company may at any time or from time to time amend, modify, suspend or terminate any bonus, incentive compensation or other benefit plan or program provided to the Executive for any reason and without the Executive’s consent if such modification, suspension or termination (x) is a result of the underperformance of the Company under its business plan, (y) is consistent with an “across the board” reduction for all senior executives of the Company, and (z) is undertaken in the Board’s reasonable business judgment acting in good faith and engaging in fair dealing with the Executive, or (ii) a material diminution in the Executive’s title, duties or responsibilities below a level consistent with Executive’s performance and skill level, as determined in good faith by the Board; provided that, a suspension of the Executive and the requirement that the Executive not report to work shall not constitute Good Reason if the Executive continues to receive his compensation and benefits. The Company shall have thirty (30) days after receipt of notice from the Executive in writing specifying the deficiency to cure the deficiency that would result in Good Reason.
          5.2 By the Company Without Cause or by the Executive for Good Reason. If during the Term, the Executive terminates his employment for Good Reason, upon at least thirty (30) days prior written notice to the Company, or the Company terminates the Executive’s employment without Cause, and upon execution without revocation of a valid release agreement substantially in the form attached hereto as Exhibit B (except that the Company shall, in its sole discretion, have the right to amend the release agreement to take into account changes in law effective subsequent to the Effective Date), the Executive shall receive the following incremental severance payments set forth in this Section 5.2 (in addition to the payments upon termination specified in Section 5.1):
               (a) continued payment of any unpaid installments of the Retention Bonus, if any (the sum of the unpaid installments, the “Unpaid Retention Bonus”);
               (b) an amount equal to the excess of (x) the product of (1) the Severance Multiplier (as defined below) multiplied by (2) the Executive’s Base Salary over (y) the Unpaid Retention Bonus, such amount payable in equal monthly installments on the last business day of each month over a number of months following such termination of employment equal to the Severance Multiplier;
               (c) (x) if such termination occurs on or prior to June 30th, an amount equal to the product of (1) the Severance Multiplier multiplied by (2) the Severance Bonus Amount (as defined below), payable in equal monthly installments on the last business day of each month over a number of months following such termination of employment equal to the Severance Multiplier or (y) if such termination occurs following June 30th, an amount equal to (1) the Severance Multiplier multiplied by (2) the Severance Bonus Amount, payable as follows, (A) a lump sum equal to such amount multiplied by a fraction, the numerator of which is the number of full months following such termination through the date such amounts are paid to similarly situated employees (the “Lapsed Months”) and the denominator of which is equal to the Severance Multiplier (such fraction not to exceed one (1)) and (B) the remaining amount, if any, payable in equal monthly installments for a number of months equal to the Severance Multiplier minus the number of Lapsed Months;
               (d) a pro rata bonus for the year of termination, calculated as the product of (x) “Severance Bonus Amount” and (y) a fraction, the numerator of which is the number of days in the current calendar year through the date of termination and the denominator of which is 365, payable in the calendar year following the date of termination when bonuses are paid to similarly situated employees;
               (e) a pro rata payment with respect to any award outstanding under the Phantom Interest Plan equal to the amount that would have been payable to the Executive for the performance period applicable to such award (determined as of the end of such performance period) multiplied by a fraction, the numerator of which is the number of full months in the performance period that have lapsed prior to such termination and the denominator of which is the number of months in the performance period, payable at the end of such performance period; and
               (f) reimbursement of the employer portion of the cost (consistent with the Company’s policy for active employees) of continuation coverage of group health coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for a number of months equal to the lesser of (x) the Severance Multiple and (y) eighteen (18), to the extent the Executive elects such continuation coverage and is eligible for such coverage and subject to the terms of the plan and the law. Notwithstanding the foregoing, the benefits provided under this Section 5.2(f) shall cease when the Executive is covered under another group health plan.
     For purposes of this Agreement, (x) the “Severance Multiplier” shall equal the lesser of (A) two (2) and (B) the quotient of (1) the number of full months remaining in the Term divided by (2) twelve (12); provided that in no event shall the Severance Multiplier be less than         .5 and (y) the “Severance Bonus Amount” shall mean, in the event of a termination (i) on or prior to June 30th of any calendar year, the Bonus paid to the Executive for the calendar year prior to the termination or (ii) after June 30th of any calendar year, the Bonus that would have been payable to the Executive for the calendar year of the termination (determined as of the end of such calendar year). Notwithstanding the foregoing, the amount payable pursuant to the sum of (b) and (c) above shall not be less than the excess of (x) the product of the Severance Multiplier multiplied by $1 million over (y) the Unpaid Retention Bonus.
     The Company shall have no obligation to provide the benefits set forth above in the event that the Executive materially breaches the provisions of Section 6.
          5.3 Continued Employment Beyond the Expiration of the Term. Unless the Parties otherwise agree in writing, continuation of the Executive’s employment with the Company beyond the expiration of the Term shall be deemed an employment at-will and shall not be deemed to extend any of the provisions of this Agreement and the Executive’s employment may thereafter be terminated at will by either the Executive or the Company; provided that the provisions of Sections 5.6, 6, 7, 8, 9.6, 9.11 and 9.12 of this Agreement shall survive any termination of this Agreement or the termination of the Executive’s employment hereunder.
          5.4 No Mitigation; No Offset. The Executive shall be under no obligation to seek other employment after his termination of employment with the Company and the obligations of the Company to the Executive which arise upon the termination of his employment pursuant to this Section 5 shall not be subject to mitigation or offset.
          5.5 Removal from any Boards and Position. If the Executive’s employment is terminated for any reason under this Agreement, he shall be deemed to resign (i) if a member, from the Board or board of directors of any subsidiary of the Company or any other board to which he has been appointed or nominated by or on behalf of the Company and (ii) from any position with the Company or any subsidiary of the Company, including, but not limited to, as an officer of the Company and any of its subsidiaries.
          5.6 Nondisparagement. The Executive agrees that he will not at any time (whether during or after the Term) publish or communicate to any person or entity any Disparaging (as defined below) remarks, comments or statements concerning the Company, its parent, subsidiaries and affiliates, and their respective present and former members, partners, directors, officers, shareholders, employees, agents, attorneys, successors and assigns. The Company agrees to instruct its executive officers and directors to refrain from publishing or communicating to any person or entity any Disparaging remarks, comments or statements concerning the Executive at any time (whether during or after the Term), provided that, nothing in this Section 5.6 shall prevent the Company from (a) responding in a truthful manner to inquiries regarding Executive’s employment or the termination thereof, from investors, regulators, the Company’s auditors or insurers, or as otherwise may be required by applicable law, rules or regulations, or (b) disclosing information concerning the Executive or the termination of Executive’s employment to officers of the Company or its affiliates who, at the discretion of the Company, should know such information. “Disparaging” remarks, comments or statements are those that impugn the character, honesty, integrity or morality or business acumen or abilities in connection with any aspect of the operation of business of the individual or entity being disparaged.
     6. Restrictions and Obligations of the Executive.
          6.1 Confidentiality. (a) During the course of the Executive’s employment by the Company (prior to and during the Term), the Executive has had and will have access to certain trade secrets and confidential information relating to the Company and its subsidiaries (the “Protected Parties”) which is not readily available from sources outside the Company. The confidential and proprietary information and, in any material respect, trade secrets of the Protected Parties are among their most valuable assets, including but not limited to, their customer, supplier and vendor lists, databases, competitive strategies, computer programs, frameworks, or models, their marketing programs, their sales, financial, marketing, training and technical information, their product development (and proprietary product data) and any other information, whether communicated orally, electronically, in writing or in other tangible forms concerning how the Protected Parties create, develop, acquire or maintain their products and marketing plans, target their potential customers and operate their retail and other businesses. The Protected Parties invested, and continue to invest, considerable amounts of time and money in their process, technology, know-how, obtaining and developing the goodwill of their customers, their other external relationships, their data systems and data bases, and all the information described above (hereinafter collectively referred to as “Confidential Information”), and any misappropriation or unauthorized disclosure of Confidential Information in any form would irreparably harm the Protected Parties. The Executive acknowledges that such Confidential Information constitutes valuable, highly confidential, special and unique property of the Protected Parties. The Executive shall hold in a fiduciary capacity for the benefit of the Protected Parties all Confidential Information relating to the Protected Parties and their businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company or its subsidiaries and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). The Executive shall not, during the period the Executive is employed by the Company or its subsidiaries or at any time thereafter, disclose any Confidential Information, directly or indirectly, to any person or entity for any reason or purpose whatsoever, nor shall the Executive use it in any way, except (i) in the course of the Executive’s employment with, and for the benefit of, the Protected Parties, (ii) to enforce any rights or defend any claims hereunder or under any other agreement to which the Executive is a party, provided that such disclosure is relevant to the enforcement of such rights or defense of such claims and is only disclosed in the formal proceedings related thereto, (iii) when required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with jurisdiction to order him to divulge, disclose or make accessible such information; provided that the Executive shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and cooperate with any attempts by the Company to obtain a protective order or similar treatment, (iv) as to such Confidential Information that becomes generally known to the public or trade without his violation of this Section 6.1(a) or (iv) to the Executive’s spouse, attorney and/or his personal tax and financial advisors as reasonably necessary or appropriate to advance the Executive’s tax, financial and other personal planning (each an “Exempt Person”), provided, however, that any disclosure or use of Confidential Information by an Exempt Person shall be deemed to be a breach of this Section 6.1(a) by the Executive. The Executive shall take all reasonable steps to safeguard the Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft. The Executive understands and agrees that the Executive shall acquire no rights to any such Confidential Information.
     (b) All files, records, documents, drawings, specifications, data, computer programs, evaluation mechanisms and analytics and similar items relating thereto or to the Business (for the purposes of this Agreement, “Business” shall be as defined in Section 6.3 hereof), as well as all customer lists, specific customer information, compilations of product research and marketing techniques of the Company and its subsidiaries, whether prepared by the Executive or otherwise coming into the Executive’s possession, shall remain the exclusive property of the Company and its subsidiaries.
     (c) It is understood that while employed by the Company or its subsidiaries, the Executive will promptly disclose to it, and assign to it the Executive’s interest in any invention, improvement or discovery made or conceived by the Executive, either alone or jointly with others, which arises out of the Executive’s employment. At the Company’s request and expense, the Executive will assist the Company and its subsidiaries during the period of the Executive’s employment by the Company or its subsidiaries and thereafter (but subject to reasonable notice and taking into account the Executive’s schedule) in connection with any controversy or legal proceeding relating to such invention, improvement or discovery and in obtaining domestic and foreign patent or other protection covering the same.
     (d) As requested by the Company and at the Company’s expense, from time to time and upon the termination of the Executive’s employment with the Company for any reason, the Executive will promptly deliver to the Company and its subsidiaries all copies and embodiments, in whatever form, of all Confidential Information in the Executive’s possession or within his control (including, but not limited to, memoranda, records, notes, plans, photographs, manuals, notebooks, documentation, program listings, flow charts, magnetic media, disks, diskettes, tapes and all other materials containing any Confidential Information) irrespective of the location or form of such material. If requested by the Company, the Executive will provide the Company with written confirmation that all such materials have been delivered to the Company as provided herein.
          6.2 Non-Solicitation or Hire. During the Term and for a period of twelve (12) months following the termination of the Executive’s employment for any reason, the Executive shall not (a) directly or indirectly solicit or attempt to solicit or induce, directly or indirectly, (x) any party who is a customer of the Company or its subsidiaries, who was a customer of the Company or its subsidiaries at any time during the twelve (12) month period immediately prior to the date the Executive’s employment terminates or who is a prospective customer that has been identified and targeted by the Company or its subsidiaries, for the purpose of marketing, selling or providing to any such party any services or products offered by or available from the Company or its subsidiaries (provided that if the Executive intends to solicit any such party for any other purpose, he shall notify the Company of such intention), or (y) any supplier to the Company or any subsidiary to terminate, reduce or alter negatively its relationship with the Company or any subsidiary or in any manner interfere with any agreement or contract between the Company or any subsidiary and such supplier or (b) directly or indirectly solicit or attempt to solicit any employee of the Company or any of its subsidiaries (a “Current Employee”) or any person who was an employee of the Company or any of its subsidiaries during the twelve (12) month period immediately prior to the date the Executive’s employment terminates (a “Former Employee”) to terminate such employee’s employment relationship with the Protected Parties in order, in either case, to enter into a similar relationship with the Executive, or any other person or any entity or hire any employee or Former Employee, provided, however, that Current Employees and Former Employees do not include the Executive’s personal assistant(s) or his administrative support personnel.
          6.3 Non-Competition. During the Term and for a period of six (6) months following the termination of the Executive’s employment for any reason, the Executive shall not, whether individually, as a director, manager, member, stockholder, partner, owner, employee, consultant or agent of any business, or in any other capacity, other than on behalf of the Company or a subsidiary, organize, establish, own, operate, manage, control, engage in, participate in, invest in, permit his name to be used by, act as a consultant or advisor to, render services for (alone or in association with any person, firm, corporation or business organization), or otherwise assist any person or entity that engages in or owns, invests in, operates, manages or controls any venture or enterprise which engages or proposes to engage in any business conducted by the Company or any of its subsidiaries on the date of the Executive’s termination of employment or within twelve (12) months of the Executive’s termination of employment in the geographic locations where the Company and its subsidiaries engage or propose to engage in such business (the “Business”). Notwithstanding the foregoing, nothing in this Agreement shall prevent the Executive from (i) owning for passive investment purposes not intended to circumvent this Agreement, less than five percent (5%) of the publicly traded common equity securities of any company engaged in the Business (so long as the Executive has no power to manage, operate, advise, consult with or control the competing enterprise and no power, alone or in conjunction with other affiliated parties, to select a director, manager, general partner, or similar governing official of the competing enterprise other than in connection with the normal and customary voting powers afforded the Executive in connection with any permissible equity ownership), (ii) being employed by or otherwise associated with an organization or entity of which a subsidiary, division, segment, unit, etc. is engaged in the Business (a “Competing Division”), provided that (x) the Executive has no direct or indirect responsibilities or involvement with such Competing Division and (y) the Competing Division does not account for more that five percent (5%) of the gross revenues of such organization or entity for its prior fiscal year or (iii) being employed by or otherwise associated with an organization or entity engaged in the Business; provided that the Business that is competitive with the Company or any of its Subsidiaries does not account for more than five percent (5%) of the gross revenues of the Company and its Subsidiaries.
          6.4 Property. The Executive acknowledges that all originals and copies of materials, records and documents generated by him or coming into his possession during his employment by the Company or its subsidiaries are the sole property of the Company and its subsidiaries (“Company Property”). During the Term, and at all times thereafter, the Executive shall not remove, or cause to be removed, from the premises of the Company or its subsidiaries, copies of any record, file, memorandum, document, computer related information or equipment, or any other item relating to the business of the Company or its subsidiaries, except in furtherance of his duties under the Agreement. When the Executive’s employment with the Company terminates, or upon request of the Company at any time, the Executive shall promptly deliver to the Company all copies of Company Property in his possession or control.
     7. Remedies; Specific Performance. The Parties acknowledge and agree that the Executive’s breach or threatened breach of any of the restrictions set forth in Section 6 will result in irreparable and continuing damage to the Protected Parties for which there may be no adequate remedy at law and that the Protected Parties shall be entitled to seek equitable relief, including specific performance and injunctive relief as remedies for any such breach or threatened or attempted breach, without requiring the posting of a bond. The Executive hereby consents to the grant of an injunction (temporary or otherwise) against the Executive or the entry of any other court order against the Executive prohibiting and enjoining him from violating, or directing him to comply with any provision of Section 6, if such is determined by a court of competent jurisdiction. The Executive also agrees that such remedies shall be in addition to any and all remedies, including damages, available to the Protected Parties against him for such breaches or threatened or attempted breaches. In addition, without limiting the Protected Parties’ remedies for any breach of any restriction on the Executive set forth in Section 6, except as required by law, the Executive shall not be entitled to any payments set forth in Section 5.2 hereof if the Executive has breached the covenants applicable to the Executive contained in Section 6, the Executive will immediately return to the Protected Parties any such payments previously received under Section 5.2 upon such a breach, and, in the event of such breach, the Protected Parties will have no obligation to pay any of the amounts that remain payable by the Company under Section 5.2.
     8. Indemnification. The Company agrees, to the extent permitted by applicable law and its organizational documents, to indemnify, defend and hold harmless the Executive from and against any and all losses, suits, actions, causes of action, judgments, damages, liabilities, penalties, fines, costs or claims of any kind or nature (“Indemnified Claim”), including reasonable legal fees and related costs incurred by Executive in connection with the preparation for or defense of any Indemnified Claim, whether or not resulting in any liability, to which the Executive may become subject or liable or which may be incurred by or assessed against the Executive, relating to or arising out of his employment by the Company or the services to be performed pursuant to this Agreement, provided that the Company shall only defend, but not indemnify or hold the Executive harmless, from and against an Indemnified Claim in the event there is a final, non-appealable, determination that the Executive’s liability with respect to such Indemnified Claim resulted from the Executive’s willful misconduct or gross negligence. The Company’s obligations under this section shall be in addition to any other right, remedy or indemnification that the Executive may have or be entitled to at common law or otherwise. During the Term and for a period of six (6) years after the termination of the Executive’s employment, the Company agrees to continue and maintain a directors and officers’ liability insurance policy covering the Executive to the extent the Company provides such coverage for its managers, directors and/or other executive officers.
     9. Other Provisions.
          9.1 Notices. Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid or overnight mail and shall be deemed given when so delivered personally, telegraphed, telexed, or sent by facsimile transmission or, if mailed, four (4) days after the date of mailing or one (1) day after overnight mail, as follows:
               (a) If the Company, to:

GMAC LLC
200 Renaissance Center
Tower 200, 9th Floor
Mail Drop 482-B09-B11
Detroit, MI 48265
Attention: General Counsel
Telephone: (313) 665-6128
Fax: (313) 665-6189

With copies to:

Schulte Roth & Zabel LLP
919 Third Avenue
New York, NY 10022
Attention: Ronald Richman
Telephone: (212) 756-2000
Fax: (212) 593-5955

and

Cerberus Capital Management, L.P.
299 Park Avenue
New York, NY 10171
Attention: Lenard Tessler
Telephone: (212) 891-2100
Fax: (212) 755-3009
               (b) If the Executive, to the Executive’s home address reflected in the Company’s records and with copies to:

Michael A. Nemeroff, Esq.
Vedder, Price, Kaufman & Kammholz, P.C.
222 North LaSalle Street
Chicago, IL 60601
Telephone: (312) 609-7500
Fax: (312) 609-5005

and

Stewart Reifler, Esq.
Vedder, Price, Kaufman & Kammholz, P.C.
805 Third Avenue
New York, NY 10022

Telephone: (212) 407-7700
Fax: (212) 407-7799
          9.2 Entire Agreement. This Agreement contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.
          9.3 Representations and Warranties. The Executive represents and warrants that he is not a party to or subject to any restrictive covenants, legal restrictions or other agreements in favor of any entity or person which would in any way preclude, inhibit, impair or limit the Executive’s ability to perform his obligations under this Agreement, including, but not limited to, non-competition agreements, non-solicitation agreements or confidentiality agreements. The Company represents and warrants that it is fully authorized and empowered to enter into this Agreement and that the performance of its obligations under this Agreement will not violate any agreement between it and any other person, firm or organization.
          9.4 Waiver and Amendments. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the Parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.
          9.5 Governing Law, Dispute Resolution and Venue.
               (a) This Agreement shall be governed and construed in accordance with the laws of the State of New York applicable to agreements made and not to be performed entirely within such state, without regard to conflicts of laws principles, unless superseded by federal law.
               (b) The parties agree irrevocably to submit to the exclusive jurisdiction of the federal courts or, if no federal jurisdiction exists, the state courts, located in the City of New York, Borough of Manhattan, for the purposes of any suit, action or other proceeding brought by any party arising out of any breach of any of the provisions of this Agreement and hereby waive, and agree not to assert by way of motion, as a defense or otherwise, in any such suit, action, or proceeding, any claim that it is not personally subject to the jurisdiction of the above-named courts, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper, or that the provisions of this Agreement may not be enforced in or by such courts. In addition, the parties agree to waive trial by jury.
          9.6 Assignability by Holdings and the Executive. This Agreement, and the rights and obligations hereunder, may not be assigned by Holdings or the Executive without written consent signed by the other party; provided that the Company may assign the Agreement to any successor that continues the business of the Company.

          9.7 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.
          9.8 Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning of terms contained herein.
          9.9 Severability. If any term, provision, covenant or restriction of this Agreement, or any part thereof, is held by a court of competent jurisdiction of any foreign, federal, state, county or local government or any other governmental, regulatory or administrative agency or authority to be invalid, void, unenforceable or against public policy for any reason, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected or impaired or invalidated. The Executive acknowledges that the restrictive covenants contained in Section 6 are a condition of this Agreement and are reasonable and valid in temporal scope and in all other respects.
          9.10 Judicial Modification. If any court determines that any of the covenants in Section 6, or any part of any of them, is invalid or unenforceable, the remainder of such covenants and parts thereof shall not thereby be affected and shall be given full effect, without regard to the invalid portion. If any court determines that any of such covenants, or any part thereof, is invalid or unenforceable because of the geographic or temporal scope of such provision, such court shall reduce such scope to the minimum extent necessary to make such covenants valid and enforceable.
          9.11 Tax Withholding. The Company or other payor is authorized to withhold from any benefit provided or payment due hereunder, the amount of withholding taxes due any federal, state or local authority in respect of such benefit or payment and to take such other action as may be necessary in the opinion of the Board to satisfy all obligations for the payment of such withholding taxes.
          9.12 Section 409A. Notwithstanding any other provision of this Agreement, if at the time of the termination of the Executive’s employment the Executive is a “specified employee” (as defined in Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”)) and any payments upon such termination under Section 5 hereof will result in additional tax or interest to the Executive under Section 409A, he will not be entitled to receive such payments until the date which is six (6) months after the termination of the Executive’s employment for any reason, other than as a result of the Executive’s death or disability (as such term is defined in Section 409A). In addition, if any provision of this Agreement would subject the Executive to any additional tax or interest under Section 409A, then the Company shall reform such provision; provided that the Company shall (x) maintain, to the maximum extent practicable, the original intent of the applicable provision without subjecting the Executive to such additional tax or interest and (y) not incur any additional compensation expense as a result of such reformation.

     IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound hereby, have executed this Agreement as of the day and year first above mentioned.

EXECUTIVE

Name: William Muir

GMAC LLC

By:

Name:
Title:

Exhibit A
Equity Interest Term Sheet

Term	Provision
Equity	The Executive will be granted restricted stock in a corporation (the “Management Corporation”) that holds a profits interest in GMAC, LLC (“GMAC”). As of the Closing Date (as defined below), GMAC will issue profits interests in the form of units to the Management Corporation representing an interest in the operating profits and realized appreciation of GMAC above the value of GMAC as of the Closing Date (derived based on the purchase price of the equity interest purchased in connection with the acquisition) plus a 10% preferred annual return to the Investors (as defined below) on their common equity beginning on the Closing Date, compounded annually (the “Hurdle”).

With respect to distributions to the Investors (including distributions of preferred equity in lieu of cash following the Closing Date) on their common equity, a portion of such distributions equal to the amount of federal, state and local income taxes (net of all tax credits) that would be payable by a New York City individual resident on all the taxable income allocated to all Investors for all periods on account of the common equity, as determined by the Board (as defined below) in good faith, shall be deemed a Tax Distribution and shall not be applied to the Hurdle, and the amount of such distributions in excess of the Tax Distribution, if any, shall be applied to the Hurdle.

In connection with the grant of the restricted stock, the Executive will make an 83(b) election. GMAC represents that the fair market value of the restricted stock is $5,563.0569 per share. GMAC will provide the Executive with a gross-up payment with respect to all income taxes (including Medicare, but not social security) required to be paid by the Executive as a result of the 83(b) election.

Vesting	Fifty percent of the restricted shares shall vest based on the Executive’s continued employment (the “Time-Based Shares”) and fifty percent of the restricted shares shall vest based on the achievement of performance targets (the “Performance-Based Shares”), as more fully described below.

The Time-Based Shares shall vest with respect to 20% of the Time-Based Shares on the first anniversary of the date of grant and with respect to an additional 20% on each of the next four anniversaries thereafter, subject to the Executive’s continued employment with GMAC and its affiliates.

The Performance-Based Shares shall vest with respect to twenty percent (20%) of the Performance-Based Shares on December 31, 2007 and with respect to an additional twenty percent (20%) on each of the next four anniversaries of such date (December 31, 2007 and each such anniversary, a “Performance Vesting Date”), subject to GMAC’s attainment of performance targets established by the Board for the calendar year in which such Performance Vesting Date occurs (the “Performance Targets”) and subject to the Executive remaining employed by GMAC or its subsidiaries on each applicable Performance Vesting Date; provided, however, that in the event GMAC does not attain the Performance Target for an applicable calendar year (a “Missed Year”), but achieves the Performance Targets with respect to a subsequent calendar year, the restricted shares that did not vest with respect to the Missed Year shall vest as of the Performance Vesting Date applicable to the subsequent calendar year in which the Performance Targets are achieved. All Performance-Based Shares that have not vested as of the December 31, 2011, shall terminate.

Notwithstanding the foregoing, in the event of a Change in Control (as defined below) or an IPO of an affiliate of GMAC in which, as of the date of either of such event, the Hurdle has been achieved, the Time-Based Shares that have not vested (the “Accelerated Shares”), to the extent not previously forfeited, shall immediately vest; provided, however, that if the Executive is terminated (x) by GMAC for Cause (other than due to death or disability) or (y) by the Executive without Good Reason (other than due to death or disability), prior to the date the Accelerated Shares would otherwise have vested had no IPO or Change in Control occurred, the Executive shall forfeit the

Term	Provision
Accelerated Shares without the payment of consideration.

Termination of Employment	Upon a termination of employment, all unvested restricted shares (and the underlying profits interests) will be forfeited; provided, however, that if the Executive is terminated (x) by GMAC without Cause (other than due to death or disability) or (y) by the Executive for Good Reason (other than due to death or disability), the Time-Based Shares (and the underlying profits interests) that would have vested on the next anniversary of the date of grant shall immediately vest. In addition, if the Executive is terminated (x) by GMAC for Cause (other than due to death or disability) or (y) by the Executive without Good Reason (other than due to death or disability), in each case, prior to the third anniversary of the Closing Date, all the shares (and the underlying profits interests), whether vested or unvested, will be forfeited.

Call/Put Rights	At any time within 120 days following the Executive’s termination of employment with GMAC for any reason, GMAC shall have the right, but not the obligation, to cause the Executive to sell, or the Management Corporation to redeem, the shares. The purchase price for the shares shall equal the fair market value of the shares, as determined in good faith by the Board and pursuant to a consistent methodology (the “Purchase Price”). If GMAC does not exercise its right to repurchase or cause the Management Corporation to redeem, the Investors shall have the right, for a period of 30 calendar days after the expiration of the applicable 120-day period set forth above, to repurchase the shares, upon the terms and conditions set forth above.

To the extent that (i) the Executive is terminated after the fifth anniversary of the Closing Date, (ii) GMAC or the Investors exercise their right to call the shares or cause the redemption of the shares, (iii) within 12 months following such termination of employment, there is (x) an IPO of an affiliate of GMAC or (y) a Change in Control and (iv) the imputed price per share in connection with such IPO or the imputed purchase price per share in connection with such Change in Control (either such price, the “IPO/CIC Price”) exceeds the Purchase Price, then the Executive shall be entitled to an additional cash payment equal to the product of (x) the excess of the IPO/CIC Price over the Purchase Price multiplied by (y) the number of shares subject to the call right.

If there has not been an IPO or Change in Control, an Executive (or his estate or legal guardian) shall have the right to sell the shares to GMAC, and, if offered, GMAC or the Investors shall buy such shares or cause the Management Corporation to redeem such shares (i) upon the death of the Executive for a period of one year following the Executive’s death, (ii) two years following a termination of the Executive’s employment due to Disability for a period of one year following the second anniversary of such termination or (iii) ten years following the Closing Date for a period of 150 days following such ten year anniversary. The purchase price per share shall be the fair market value of a share as determined in good faith by the Board and pursuant to a consistent methodology.

Upon the purchase or sale of the shares, the underlying profits interests will be forfeited.

Tax Distributions	GMAC will make tax distributions to Management Corporation in an amount necessary for Management Corporation to pay income tax on income allocated to it by GMAC. This tax distribution will be treated as an advance against future distributions payable to Management Corporation and will reduce the next distributions to Management Corporation (other than tax distributions) on a dollar for dollar basis.

IPO	In the event of an IPO of an affiliate of GMAC (the “IPO Company”), the shares held by the Executive will be equitably converted (based on the fair market value of the shares), as determined by the Board, into shares of the IPO Company registered in connection with such IPO and such shares shall vest in accordance with their terms, including, if any, accelerated vesting upon such IPO.

Transfer	No shares may be transferred by the Executive prior to the later to occur of (x) five years following the Closing Date and (y) two years following the IPO of the IPO Company; provided, however, that, if such IPO occurs prior to the third anniversary of the Closing Date, following the second anniversary of the IPO, the Executive may transfer his vested shares with respect to the same percentage of equity transferred by the Investors.

The shares and the underlying profits interest shall be subject to customary tag-along and drag-along rights.

Term	Provision
Adjustment	In the event of any change in the capitalization of GMAC or the Management Corporation by reason of any, reorganization, recapitalization, merger, consolidation, spin-off, combination or any transaction similar to the foregoing, the Board shall make such substitution or adjustment, if any, as it deems to be equitable, to (i) the number or kind of restricted shares or underlying profits interests and/or (iii) any other affected terms of such restricted shares or underlying profits interests.

Definitions	“Board” shall mean the Board of Managers of GMAC.

“Change in Control” shall mean (1) if any person (other than an Investor) becomes the beneficial owner, directly or indirectly, of 50% or more of the combined voting power of the then issued and outstanding securities of GMAC or (2) the sale, transfer or other disposition of all or substantially all of the business and assets of GMAC, whether by sale of assets, merger or otherwise (determined on a consolidated basis) to another person other than a transaction in which the survivor or transferee is a person controlling, controlled by, or under common control with, directly or indirectly, the Investors.

“Closing Date” shall mean the closing date of the transaction in which General Motors sells a fifty-one percent (51%) interest in GMAC.

“Investors” shall mean all members of GMAC as of the Closing Date.

Exhibit B
GENERAL RELEASE
     I, ___, in consideration of and subject to the terms and conditions set forth in the Employment Agreement dated as of November 30, 2006 (the “Employment Agreement”) to which this General Release is attached, and other good and valuable consideration, do hereby release and forever discharge GMAC LLC (the “Company”) and its current and former officers, directors, partners, members, shareholders, investors, employees, attorneys, agents, predecessors, successors, affiliates, assigns and legal representatives (together, the “Company Released Parties”), from any and all claims, charges, manner of actions and causes of action, suits, debts, dues, accounts, bonds, covenants, contracts, agreements, judgments, charges, claims, and demands whatsoever which I, my heirs, executors, administrators and assigns have, or may hereafter have against the Company Released Parties arising out of or by reason of any cause, matter or thing whatsoever, whether known or unknown, from the beginning of the world to the date hereof (“Claims”) in connection with or relating to, my employment or termination of employment with the Company and its subsidiaries, the Employment Agreement, all employment-related matters arising under any federal, state or local statute, rule or regulation or principle of contract law or common law and any claims of employment discrimination, unlawful harassment or retaliation claims and claims arising under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000 et seq., the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq., the Fair Labor Standards Act (to the extent allowed by law), 29 U.S.C. § 201 et seq., Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621, et seq., the Reconstruction Era Civil Rights Act, 42 U.S.C. § 1981 et seq., the Americans with Disabilities Act of 1993, 42 U.S.C. § 12900 et seq., the Family and Medical Leave Act of 1990 (to the extent allowed by law), 42 U.S.C. § 12101, et seq., the New York State Human Rights Law, N.Y. Exec. Law § 290 et seq., the New York State Labor Law, N.Y. Labor Law § 1 et seq., and the New York City Human Rights Law, N.Y.C. Admin. Code § 8-107 et seq., provided, that this General Release shall not constitute a release of any Claims that arise from a breach of Sections 5, 8 and/or 9 of the Employment Agreement.
     I acknowledge that I have been advised to consult with legal counsel. I acknowledge that I have been provided with the opportunity to review and consider this General Release for twenty-one (21) days from the date it was provided to me. If I elect to sign before the expiration of the twenty-one (21) days, I acknowledge that I will have chosen, of my own free will without any duress, to waive my right to the full twenty-one (21) day period. I understand that I may revoke this General Release within seven (7) days after my execution by sending a written notice of revocation to ___ at the Company at ___, received within the seven-day revocation period.
     I acknowledge that I have not relied on any representations or statements not set forth in the Employment Agreement or in this General Release. Unless otherwise publicly-filed by the Company, I will not disclose the contents or substance of this General Release to any third parties, other than my attorneys, accountants, or as required by law, and I will instruct each of the foregoing not to disclose the same. I am signing this General Release knowingly, voluntarily and with full understanding of its terms and effects.
     This General Release will be governed by and construed in accordance with the laws of the State of [New York]. If any provision in this General Release is held invalid or unenforceable for any reason, the remaining provisions shall be construed as if the invalid or unenforceable provision had not been included.
     In witness hereof, I have executed this General Release this ___ day of ___, 200_.

[Executive]